EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

To the Board of Directors
California Resources Corporation:

We consent to the (i) inclusion in the California Resources Corporation ("CRC") Form 10-K for the year ended December 31, 2015, and the incorporation by reference in CRC's registration statements (Nos. 333-200610, 333-200611 and 333-208671) (the "Registration Statements"), of references to our name and to our letter dated February 25, 2016, relating to our audit of CRC's 2015 oil and gas proved reserves (our "Letter"), (ii) filing of our Letter with the Securities and Exchange Commission as Exhibit 99.1 to the Form 10-K and (iii) incorporation by reference of our Letter in the Registration Statements.

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 29, 2016